Exhibit (b)(1)
FIRST AMENDMENT TO
FINANCING AGREEMENT
AND WAIVER
     THIS FIRST AMENDMENT TO FINANCING AGREEMENT AND WAIVER (this “Amendment”), made and entered into as of December 12, 2007, is by and among SUNTRON CORPORATION, a Delaware corporation (“Suntron”), K*TEC OPERATING CORP., a Delaware corporation (“K*TEC”), SUNTRON GCO, L.P., a Texas limited partnership (“Suntron GCO”), EFTC OPERATING CORP., a Delaware corporation (“EFTC”), SUNTRON-IOWA, INC., a Delaware corporation (“Suntron-Iowa”), CURRENT ELECTRONICS, INC., an Oregon corporation (“Current”), RM ELECTRONICS, INC., a New Hampshire corporation (“RMEI”), SUNTRON–KANSAS, INC., a Delaware corporation (“Suntron-Kansas”; together with Suntron, K*TEC, Suntron GCO, EFTC, Suntron-Iowa, Current and RMEI, each a “Borrower” and collectively referred to herein as the “Borrowers”), each of the Lenders appearing on the signature pages hereof, together with such other lenders as may from time to time become a party to the Financing Agreement by assignment or by amendment hereof (the “Lenders”, or each, a “Lender”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as LC Issuer and as Agent (in such capacity, the “Agent”).
RECITALS:
          A. The Borrowers, the Lenders and the Agent entered into a certain Financing Agreement dated as of March 28, 2006 (the “Financing Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement, unless the context shall otherwise require.
          B. The Borrowers have requested that the Agent and the Lenders amend the Financing Agreement in order to (i) waive compliance with certain covenants in order to permit the planned conversion of Suntron into a privately-held corporation, (ii) decrease the Revolving Loan Facility Amount from $50,000,000 to $30,000,000, (iii) reduce the inventory advance rates and sublimit, (iv) establish a new definition of permitted acquisition, and (v) amend certain other terms and provisions of the Financing Agreement.
          C. The Agent and the Lenders have agreed to make the amendments requested by the Borrowers, upon the terms and subject to the conditions set forth in this Amendment.
          NOW, THEREFORE, for good and valuable consideration, the Borrowers, the Agent and the Lenders agree as follows:
ARTICLE I – WAIVERS
     1.1 Under Section 10.16 of the Financing Agreement, each Borrower is prohibited from, among other things, merging or consolidating, or being merged or consolidated, with or into any other Person, or otherwise reorganizing, liquidating or winding-up or dissolving itself. Under Section 10.18 of the Financing Agreement, each Borrower is prohibited from, among other things, declaring or paying cash or stock distributions (including any return of capital) or dividends upon such Borrower’s Capital Stock. Under Section 10.21 of the Financing Agreement, each Borrower is prohibited from, among other things, changing its capital structure. The Borrowers have informed the Agent that Suntron desires to become a privately-held corporation, which will require a series of transactions, including the merger of SUNN Acquisition Corporation, a Delaware corporation (“SUNN Acquisition”), with and into Suntron pursuant to a “short form” merger under Section 253 of the Delaware General Corporation Law, all as more particularly described in the Schedule 13E-3 Transaction Statement distributed to Suntron’s stockholders on or about November 9, 2007 (collectively, the “Privatization”), which transactions would otherwise be prohibited under Sections 10.16, 10.18 and 10.21. The Borrowers have requested that the Agent and the Lenders waive compliance with Sections 10.16, 10.18 and 10.21 in order to permit the consummation of the Privatization without giving rise to an Event of Default under the Financing Agreement. The Borrowers have further requested that the Agent and the Lenders waive compliance with Section 10.18 of the Financing Agreement in order to permit a one-time dividend in the amount of $2,000,000 to be declared and paid by Suntron to SUNN Acquisition for the purpose of funding a portion of the cost of the Privatization, which dividend shall be funded with Revolving Loan proceeds. Subject to the full satisfaction of all of the conditions described in Section 3.1 below, and subject to the further condition that the aggregate amount of Loan proceeds used, directly or indirectly, to fund the cost of the Privatization shall not exceed $2,000,000, the Agent and each Lender hereby waives compliance with Sections 10.16, 10.21 and 10.18 of the Financing Agreement to the extent (but only to the extent) necessary to permit the consummation of the Privatization and the declaration and payment of the above-described dividend, and the Agent and each Lender hereby prospectively waive any Event of Default which would otherwise arise from the Privatization and the declaration and payment of such dividend.
     1.2 Under Section 10.16 of the Financing Agreement, each Borrower is prohibited from, among other things, purchasing the securities of, creating, investing in or forming any Person (including a Subsidiary). The Borrowers have informed the Agent that EFTC desires to acquire 100% of the Capital Stock of Suntronems (M) SDN. BHD., a Malaysian corporation (“Suntronems”), which presently has no assets or liabilities. The Borrowers have requested that the Agent and the Lenders waive compliance with Sections 10.16 in order to permit said acquisition without giving rise to an Event of Default under the Financing Agreement. Subject to the full satisfaction of all of the conditions described in Section 3.1 below, and subject to the further condition that in no event shall Suntronems acquire any assets or incur any Indebtedness except in connection with the Permitted Acquisition, the Agent and each Lender hereby waives compliance with Sections 10.16 of the Financing Agreement to the extent (but only to the extent) necessary to permit the above-described acquisition by EFTC of 100% of the Capital Stock of Suntronems, and the Agent and each Lender hereby prospectively waive any Event of Default which would otherwise arise from such acquisition.
     1.3 Except as expressly provided herein, all provisions of the Financing Agreement remain in full force and effect and the foregoing waivers shall not apply to any other or subsequent failure to comply with such Sections or any other provision of the Financing Agreement.
ARTICLE II – AMENDMENTS
     2.1 Decrease in Revolving Credit Facility. The definition of “Revolving Loan Facility Amount” set forth in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:
               “Revolving Loan Facility Amount” means $30,000,000.
     The revised Revolving Credit Commitment of each Lender is set forth on Schedule 1 attached hereto and made a part hereof, which amends and restates in its entirety Schedule 1 to the Financing Agreement. In addition, the cover page of the Financing Agreement and Section 2.1 of the Financing Agreement are hereby amended by deleting the references to “$50,000,000” and replacing them with references to “$30,000,000”.
     2.2 Decrease in Inventory Advance Rates. The definition of “Advance Rate” set forth in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

     “Advance Rate” means a percentage, subject to change by Agent from time to time in accordance with Section 2.10, which is applied to Eligible Receivables (the “Receivables Advance Rate”) and to Eligible Inventory (the “Inventory Advance Rates”) for purposes of determining the Borrowing Base. The initial advance rates are as follows: the Receivables Advance Rate is 85%, and the Inventory Advance Rates are (i) 50% of the value of those items of Eligible Inventory that are Finished Goods (as defined within the definition of “Eligible Inventory”) and (ii) 35% of the value of those items of Eligible Inventory that are Raw Materials (as defined within the definition of “Eligible Inventory”). The Receivables Advance Rate will never exceed 85% of Eligible Receivables, and the Inventory Advance Rates will never exceed the lesser of (A) 60% with respect to Finished Goods and 50% with respect to Raw Materials, or (B) the percentage derived from, and based upon, a maximum Inventory Advance Rate of 85% of the “Net Orderly Liquidation Value – Existing Channels” set forth on the then most recent Inventory appraisal. Agent may establish, in its discretion exercised in good faith, one or more additional Inventory Advance Rates which may be applied severally against specific categories or types of Eligible Inventory.
     2.3 Decrease in Inventory Sublimit. The definition of “Applicable Inventory Sublimit” set forth in Section 1.1 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:
     “Applicable Inventory Sublimit” means an amount equal to $12,500,000.
     2.4 Decrease in Letter of Credit Sublimit. The definition of “Letter of Credit Availability” set forth in Section 1.1 of the Financing Agreement is hereby amended by deleting the reference to “$10,000,000” and replacing it with a reference to “$5,000,000”.
     2.5 Permitted Acquisition. The following new defined term is hereby added to Section 1.1 of the Financing Agreement in its proper alphabetical order:
     “Permitted Acquisition” means an acquisition by the Borrowers (or any of them) of any securities issued by another business entity or any substantial amount of the assets of another business entity; provided, that such acquisition satisfies all of the following conditions and requirements:
     (a) such business entity must (i) be in the same or a substantially similar line of business as the acquiring Borrower, and (ii) have substantial business operations in Asia;
     (b) the sum of (i) the aggregate purchase price for such acquisition (including cash, earn-outs and any non-cash purchase price consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock), (ii) the total amount of any deferred payments or purchase money debt, (iii) the total amount of Indebtedness or other acquisition related obligations (including, without limitation, obligations pursuant to non-compete or consulting arrangements) assumed or undertaken in connection with such acquisition), (iv) the total amount of acquisition-related fees and expenses, and (v) the total amount of transition expenses (including without limitation travel, freight, installation and start-up expenses) and capital expenditures associated with such acquisition during the 12 months following such acquisition (such sum, the “Total Acquisition Cost”), may not exceed $5,000,000;

     (c) at least $2,000,000 of the Total Acquisition Cost for such acquisition must be funded with equity or additional Subordinated Debt from the Subordinated Creditor;
     (d) the portion of the Total Acquisition Cost for such acquisition funded with proceeds of one or more Revolving Loans may not exceed $3,000,000;
     (e) after giving effect to such acquisition and the incurrence of any Indebtedness in connection therewith, (i) no Event of Default shall exist, (ii) the Borrowers shall be in compliance on a pro-forma basis with the covenants set forth in Schedule 10.28 recomputed for the applicable period ended on the most recently ended month for which information is available regarding the business being acquired, (iii) the Borrowers can demonstrate to the Bank projected pro-forma compliance with the covenants set forth in Schedule 10.28, for all periods following the consummation of the proposed acquisition for which projections have been prepared, based on the projected combined operating results of the targeted business entity and of the Borrowers, on a consolidated basis, and (iv) the Borrowers shall be in compliance with all other terms and conditions contained in this Agreement;
     (f) if such acquisition involves the purchase of the capital stock of a Person, any new Subsidiary of any Borrower shall execute agreements, in form and substance reasonably acceptable to the Agent, which shall make such newly acquired entity a Borrower under the terms hereof; provided, however, that if the newly acquired entity is organized outside of the United States, then such entity shall not be joined as a Borrower hereunder but sixty-five percent (65%) of the Capital Stock in such entity shall be pledged to Agent as additional Loan Collateral pursuant to written documentation in form and substance reasonably acceptable to the Agent;
     (g) all Indebtedness (other than to the Agent and the Lenders pursuant to this Agreement) incurred in connection with such acquisition shall be owed to the Subordinated Creditor, shall be on the same terms and conditions as the existing Subordinated Note and shall constitute a portion of the Subordinated Debt;
     (h) all assets acquired in connection with such acquisition shall be, upon consummation of such acquisition, free and clear of all Liens other than Permitted Liens; and
     (i) as soon as available, but in any event not less than two (2) Business Days prior to the consummation of such acquisition, the Agent shall have received current drafts (to be followed by subsequent drafts and fully-executed copies, as available) of all acquisition related documents, certified as true and correct by the buyer, together with such other documents, reports, searches, payoff letters, UCC terminations, instruments and agreements the Agent may reasonably request (including, without limitation, such documentation and information as may be necessary in order to substantiate that such acquisition is a Permitted Acquisition).
     2.6 Restated Pricing Definitions. The following defined terms set forth Section 1.1 of the Financing Agreement are hereby amended and restated in their entirety to read as follows:
     “Applicable LIBOR Rate Margin” means a percentage equal to 2.75% per annum.

     “Applicable LOC Fee” means a percentage equal to 2.75% per annum.
     “Applicable Prime Rate Margin” means a percentage equal to 0.50% per annum.
     “Applicable Unused Commitment Fee” means a percentage equal to 0.25% per annum.
     2.7 Elimination of Incentive Pricing. Section 3.2.5 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:
     3.2.5 [Intentionally Omitted].
     2.8 Decrease in Frequency of Inventory Appraisals. The penultimate sentence of Section 8.4 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:
“Two times per calendar year, at Agent’s discretion and Borrowers’ expense, an appraisal will be performed of each Borrower’s Inventory by a third party appraiser acceptable to Agent.”
     2.9 Financial Reporting Requirements. Section 8.7 of the Financing Agreement is hereby amended by deleting the reference to “90 days” and replacing it with a reference to “120 days”. In addition, said Section 8.7 is hereby further amended by deleting in its entirety the following parenthetical notation: “(or such shorter period as may be required by the SEC for the filing of annual reports on Form 10-K)”.
     2.10 Mergers; Acquisitions. Section 10.16 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:
     Section 10.16 Mergers; Acquisitions. No Borrower will merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself, provided, however, upon written consent from the Agent (which consent shall not be unreasonably withheld), any Borrower may merge or consolidate with any other Borrower. Except for the Permitted Acquisition, no Borrower will (i) purchase or otherwise acquire (a) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division or (b) any partnership, joint venture or limited liability company interest in or with any Person or (ii) purchase the securities of, create, invest in, or form any Person (including a Subsidiary). Without limiting any other provision of this Agreement, it is understood and agreed that any assets acquired in connection with the Permitted Acquisition will not be included within the Borrowing Base unless and until all of the conditions and requirements contained within the definition of Eligible Receivables and Eligible Inventory (as applicable) that apply to such assets have been fully satisfied.
     2.11 Investments. A new sentence is hereby added at the end of Section 10.17 of the Financing Agreement to read as follows:
“Without limiting the generality of the foregoing, it is specifically understood and agreed that (A) no Borrower shall make any investment (whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or other profit sharing interest, extension of credit, or deposit with a financial institution) in any Person whose assets or Capital Stock is acquired in connection with the Permitted Acquisition, other than the payment of the initial purchase price for the Permitted Acquisition, and (B) in no event shall any such Person be the ultimate recipient (whether via one or more dividends, distributions, intercompany loans or otherwise) of any Loan proceeds, other than in connection with the payment of the Total Acquisition Cost for the Permitted Acquisition.”
     2.12 Restated Capital Expenditures Covenant. Section 1 of Schedule 10.28 attached to the Financing Agreement is hereby amended and restated in its entirety to read as follows:
     Section 1. Capital Expenditures. Borrowers will not make capital expenditures (including expenditures for fixed assets, leases, maintenance, or repairs capitalized or required, in accordance with GAAP consistently applied, to be capitalized on the applicable Borrower’s books by purchase, lease-purchase agreement, option or otherwise) in a total amount that exceeds (a) $6,000,000 in the aggregate (after deducting, the net cash proceeds actually received by Borrowers from any permitted sale of property, plant and equipment during the applicable Fiscal Year excluding, however, any proceeds received in connection with the Sugar Land, Texas land and building sale transactions), on a consolidated basis, during any Fiscal Year (as defined in Section 2(b) of this Schedule 10.28) ending on or after December 31, 2005 but before December 31, 2007, or (b) $5,000,000 in the aggregate (after deducting the net cash proceeds actually received by Borrowers from any permitted sale of property, plant and equipment during the applicable Fiscal Year), on a consolidated basis, during any Fiscal Year (as defined in Section 2(b) of this Schedule 10.28) ending on or after December 31, 2007. Solely for purposes of determining compliance with the covenant set forth in this Section, capital expenditures that constitute a part of the Permitted Acquisition, and that are made at the time of, or within the period of twelve (12) consecutive months following, and in connection with, the Permitted Acquisition (subject to the aggregate $5,000,000 maximum amount of all purchase consideration, capital expenditures and other charges per the definition of Permitted Acquisition), shall be excluded from the foregoing annual limitation.
     2.13 Definition of Adjusted EBITDAR. The definition of “Adjusted EBITDAR” set forth in Section 2(b) of Schedule 10.28 attached to the Financing Agreement is hereby amended and restated in its entirety to read as follows:
     “Adjusted EBITDAR” means, for any measurement period (unless a specific measurement period is otherwise expressly stated), the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (i) EBITDAR for such period, plus (ii) solely for measurement periods that include the operating results for the Fiscal Quarter ending December 31, 2007, Restructuring Costs (whether paid or accrued) in an aggregate amount up to $250,000 deducted by the Borrowers in calculating the Borrowers’ consolidated earnings for such Fiscal Quarter, plus (iii) Privatization Costs deducted by the Borrowers in calculating the Borrowers’ consolidated earnings for such period (subject, however, to the $1,000,000 cumulative cap set forth in the definition of Privatization Costs), minus (iv) the aggregate amount of income taxes paid in cash by the Borrowers during such period, minus (v) the aggregate capital expenditures (in each case as reported in the Borrowers’ consolidated cash flow statement prepared in accordance with GAAP) exclusive of those capital expenditures that constitute a part of the Total Acquisition Cost or made from funds borrowed by the applicable Borrower or pursuant to any capitalized lease (for purposes of this clause (v) “funds borrowed” will not include funds borrowed from a Lender as a Revolving Loan) for such period, plus (vi) any Required Capital Contributions contributed to the Borrowers in cash pursuant to the Maintenance Agreement during such period, plus (vii) any non-cash charges related to stock-based compensation expenses and non-cash write-offs or write-downs of unamortized debt issuance costs during such period, in each case to the extent such items were not excluded from the definition of EBITDAR for such period pursuant to subpart (ii) of the second sentence of such definition, plus (viii) non-cash restructuring costs related to the write-down or write-off of property, plant and equipment and intangible assets and any other non-cash restructuring charges (excluding such non-cash charges related to Receivables or Inventory) during such period.
     2.14 New Definition. A new definition of “Privatization Costs” is hereby added to Section 2(b) of Schedule 10.28 attached to the Financing Agreement to read as follows:
     “Privatization Costs” for purposes of the calculations performed pursuant to this Schedule 10.28 means an amount equal to the aggregate legal fees, consulting fees, filing costs, cash costs related to the cancellation of outstanding options, and other charges incurred and actually paid in cash by the Borrowers in connection with the Privatization (as defined in the First Amendment to this Agreement); provided, however, that in no event shall aggregate Privatization Costs in excess of $1,000,000 be added to EBITDAR in the calculation of Adjusted EBITDAR during the term of this Agreement.
ARTICLE III – MISCELLANEOUS
     3.1 Effectiveness of Waivers and Amendments. Except as otherwise provided, the waivers and amendments contained in this Amendment shall become effective as of the date hereof upon delivery by the Borrowers of, and compliance by the Borrowers with, the following, each in form and substance reasonably acceptable to the Agent (collectively, the “Amendment Documents”):
     (a) This Amendment, duly executed by each Borrower.
     (b) A new Revolving Loan Note, in the principal amount of up to $30,000,000, made payable jointly and severally by the Borrowers to the order of U.S. Bank and otherwise in form and substance acceptable to the Agent, duly executed by each Borrower.
     (c) An Acknowledgement of Subordinated Creditor, in the form attached to this Amendment, duly executed on behalf of Thayer Equity Investors IV, L.P.
     (d) A copy of the resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by the Secretary or Assistant Secretary of such Borrower, along with a certification by such Secretary or Assistant Secretary (i) certifying that there has been no amendment to the Articles of Incorporation (or Certificate of Formation) or Bylaws, or Certificate of Limited Partnership or Limited Partnership Agreement (as applicable), of such Borrower since true and accurate copies of the same were delivered to the Agent and the Lenders with a certificate of the Secretary of such Borrower dated as of March 28, 2006; and (ii) identifying each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and certifying as to specimens of such officer’s signature and such officer’s incumbency in such offices as such officer holds.
     (e) True, complete and correct copies of all documents, instruments and agreements evidencing or otherwise relating to the Privatization.
     (f) A supplemental fee letter dated of even date herewith from the Agent to the Borrowing Agent, acknowledged and accepted by the Borrowers, with respect to an additional fee payable by the Borrowers to the Agent in connection with this Amendment.
     (g) Evidence that the Subordinated Creditor has extended a loan to SUNN Acquisition in an amount not less than $2,000,000 for the purpose of funding part of the cost of the Privatization, which loan shall, upon effectiveness of the merger of SUNN Acquisition with and into Suntron, become additional Subordinated Debt. Such evidence shall include true, complete and correct copies of all documents, instruments and agreements evidencing or otherwise relating to said loan and any amendments to the existing loan documentation between the Subordinated Creditor and the Borrowers (or any of them).
     (h) A legal opinion from Borrowers’ counsel covering such matters relating to this Amendment and the Privatization as the Agent may reasonably require.
     (i) Such documents or instruments as the Agent or any Lender may require in order to assure that the Agent has, and following the consummation of the Privatization will have, a first priority (subject only to Permitted Liens), perfected Lien on all of the Loan Collateral, and such other documents or instruments as the Bank may reasonably require.
In addition, the effectiveness of the waivers and amendments contained in this Amendment shall be subject to the condition subsequent that the Borrowers deliver to the Agent, as soon as reasonably practicable but in any event no later than the close of business on December 14, 2007, (i) a true and correct copy of the Certificate of Ownership and Merger by SUNN Acquisition filed with (and stamped as received and accepted by) the Delaware Secretary of State, (ii) evidence satisfactory to the Agent that an effective Form 15 has been filed by or on behalf of Suntron with the Securities and Exchange Commission, and (iii) a true and correct copy of said Form 15.
     3.2 Representations; No Default. Each Borrower hereby represents, on and as of the date hereof, and after giving effect to this Amendment, that except as set forth on Schedule 3.2 hereto, all of the representations and warranties contained in the Financing Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date. Each Borrower further represents and warrants that such Borrower has the power and legal right and authority to enter into this Amendment and all of the other Amendment Documents, and that such Borrower has duly authorized as appropriate the execution and delivery of this Amendment and all of the other Amendment Documents by proper corporate or limited liability company action, and none of the Amendment Documents nor the agreements contained therein contravene or constitute a default under any agreement, instrument or indenture to which any Borrower is a party or a signatory, which contravention or default could reasonably be expected to have a Material Adverse Effect, or a provision of any Borrower’s Articles of Incorporation (or Certificate of Formation) or Bylaws, or Certificate of Limited Partnership or Limited Partnership Agreement (as applicable), or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Agent for the benefit of the Lenders. Each Borrower represents and warrants that (i) no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by such Borrower of the Amendment Documents or the performance of obligations of such Borrower therein described, (ii) no events have taken place and no circumstances exist at the date hereof which would give such Borrower the right to assert any defense, offset or counterclaim to any claim relating to the Obligations, (iii) there are no known claims, causes of action, allegations, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Agent or any Lender, which might arise out of or be connected with any act of commission or omission of the Agent or any Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the Obligations, any handling of the Loan Collateral, any past charges or payments in respect of the Obligations or the Agent’s administration of the credit facilities provided for in the Financing Agreement, and (iv) no Event of Default has occurred and is continuing under the Financing Agreement
     3.3 Affirmation, Further References. The Agent, the Lenders and the Borrowers each acknowledge and affirm that the Financing Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Financing Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references to the Financing Agreement in the Loan Documents are hereby amended and shall refer to the Financing Agreement as amended by this Amendment. The Borrowers reaffirm, and represent and warrant to the Agent and the Lenders, that the Obligations are and continue to be secured by first priority perfected liens and security interests pursuant to the Security Agreements, subject to the Permitted Liens.
     3.4 Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
     3.5 Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, such other Amendment Documents or such other statement, instrument or transaction in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.
     3.6 Successors. The Amendment Documents shall be binding upon the Borrowers, the Agent and the Lenders, and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Agent and the Lenders, and to the successors and assigns of the Agent and the Lenders.
     3.7 Legal Expenses. Without limiting any provision of the Financing Agreement or any other Loan Document, the Borrowers jointly and severally agree to reimburse the Agent, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of Briggs and Morgan, P.A., counsel for the Agent) incurred in connection with the Financing Agreement, including in connection with the negotiation, preparation and execution of this Amendment and the other Amendment Documents, and in enforcing the obligations of the Borrowers under this Amendment and the other Amendment Documents, and to pay and save the Agent and the Lenders harmless from all liability for any stamp or other taxes (other than Excluded Taxes) which may be payable with respect to the execution or delivery of this Amendment and the other Amendment Documents, which obligations of the Borrowers shall survive any termination of the Financing Agreement.
     3.8 Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.
     3.9 Counterparts. This Amendment and the other Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment and the other Amendment Documents may execute any such agreement by executing a counterpart of such agreement.
     3.10 Release of Rights and Claims. Borrowers, and their successors and assigns, hereby release, acquit, and forever discharge Agent, each Lender and their successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Agent or such Lender prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect to which any Borrower may have against Agent or such Lender.
     3.11 Governing Law. This Amendment and the other Amendment Documents shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.
     3.12 No Waiver. Except as expressly set forth in Article I above, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Agent’s or any Lender’s rights or remedies under the Financing Agreement or any of the other Loan Documents, or under applicable law.
[Remainder of page intentionally left blank;
signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

BORROWERS:
SUNTRON:	SUNTRON CORPORATION, a Delaware corporation
	By	/s/ Thomas B. Sabol
Name: Thomas B. Sabol
Title: Chief Financial Officer

K*TEC:	K*TEC OPERATING CORP., a Delaware corporation
	By	/s/ James A. Doran
Name: James A. Doran
Title: Vice President

SUNTRON GCO:	SUNTRON GCO, L.P., a Texas limited partnership By: RodniC LLC, a Texas limited liability company, its General Partner
	By	/s/ James A. Doran
Name: James A. Doran
Its: Chief Financial Officer

EFTC:	EFTC OPERATING CORP. a Delaware corporation (as Borrower and as the Borrowing Agent)
	By	/s/ James A. Doran
Name: James A. Doran
Title: Vice President

SUNTRON-IOWA:	SUNTRON-IOWA, INC., a Delaware corporation
	By	/s/ James A. Doran
Name: James A. Doran
Title: Vice President

CURRENT:	CURRENT ELECTRONICS, INC., an Oregon corporation
	By	/s/ James A. Doran
Name: James A. Doran
Title: Vice President

RMEI:	RM ELECTRONICS, INC., a New Hampshire corporation
	By	/s/ James A. Doran
Name: James A. Doran
Title: Vice President

SUNTRON-KANSAS:	SUNTRON-KANSAS, INC., a Delaware corporation
	By	/s/ James A. Doran
Name: James A. Doran
Title: Vice President

Address:
c/o Suntron Corporation
2401 West Grandview Road
Phoenix, AZ 85023
Attention: Thomas B. Sabol, CFO
Telephone: (602) 789-6600
Facsimile: (602) 282-5730
[Signature page to First Amendment to Financing Agreement and Waiver]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

AGENT:	U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Agent
	By:	/s/ Christopher J. Schaaf
Name: Christopher J. Schaaf
Title: Vice President

Address:
800 Nicollet Mall
BC-MN-H04B
Minneapolis, MN 55402-7020
Attention: Christopher J. Schaaf
Telephone: (612) 303-3025
Facsimile: (612) 303-3514

LENDER and LC ISSUER:	U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender and as the LC Issuer
	By:	/s/ Christopher J. Schaaf
Name: Christopher J. Schaaf
Title: Vice President

Address:
800 Nicollet Mall
BC-MN-H04B
Minneapolis, MN 55402-7020
Attention: Christopher J. Schaaf
Telephone: (612) 303-3025
Facsimile: (612) 303-3514
[Signature page to First Amendment to Financing Agreement and Waiver]

SCHEDULE 1
Lender Commitments

	Dollar Amount of	Percentage of
Name of Lender	Revolving Credit Commitment	Revolving Credit Commitment

U.S. Bank National Association	$30,000,000	100.00000%

SCHEDULE 3.2
No exceptions.

ACKNOWLEDGMENT OF SUBORDINATED CREDITOR
     The undersigned, in its capacity as the subordinated creditor (in such capacity, “Subordinated Creditor”) under a certain Subordination Agreement dated as of March 28, 2006 (the “Subordination Agreement”) executed by the Subordinated Creditor in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for all Lenders from time to time party to the Financing Agreement defined below (hereinafter, together with its successors and assigns, called the “Agent”) and the financial institutions from time to time party thereto as Lenders (collectively, the “Lenders”) regarding certain liabilities, obligations and indebtedness of SUNTRON CORPORATION, a Delaware corporation (“Suntron”), K*TEC OPERATING CORP., a Delaware corporation (“K*TEC”), SUNTRON GCO, L.P., a Texas limited partnership (“Suntron GCO”), EFTC OPERATING CORP., a Delaware corporation (“EFTC”), SUNTRON-IOWA, INC., a Delaware corporation (“Suntron-Iowa”), CURRENT ELECTRONICS, INC., an Oregon corporation (“Current”), RM ELECTRONICS, INC., a New Hampshire corporation (“RMEI”), SUNTRON–KANSAS, INC., a Delaware corporation (“Suntron-Kansas”; together with Suntron, K*TEC, Suntron GCO, EFTC, Suntron-Iowa, Current and RMEI, each a “Borrower” and collectively referred to herein as the “Borrowers”) to the Agent and the Lenders arising under that certain Financing Agreement dated as of March 28, 2006 by and among the Borrowers, the Agent and the Lenders (the “Financing Agreement”) and each of the Loan Documents (as defined in the Financing Agreement) executed in connection therewith, hereby (a) acknowledges the execution and delivery by the Borrowers of that certain First Amendment to Financing Agreement and Waiver dated on or about the date herewith (the “Amendment”), (b) acknowledges and agrees that all of the debts, liabilities and obligations of the Borrowers (or any of them) to the Agent or any Lender under the Financing Agreement (as amended by the Amendment) are and remain “Senior Liabilities” as that term is defined in the Subordination Agreement, (c) acknowledges and agrees that all of the debts, liabilities and obligations of the Borrowers (or any of them) to the Subordinated Creditor (including, without limitation, the proceeds of $2,000,000 from the Additional Advance Notes dated on or about the date hereof) are and remain “Junior Liabilities” as that term is defined in the Subordination Agreement, and (d) ratifies and confirms that the Subordination Agreement remains in full force and effect after giving effect to the Amendment and is enforceable against the undersigned in accordance with its terms. The Subordinated Creditor agrees and acknowledges that the Amendment shall in no way impair or limit the rights of the Agent or any Lender under the Subordination Agreement.
     As of the date of this Acknowledgement, after giving pro-forma effect to the merger of SUNN Acquisition with and into Suntron, the aggregate outstanding principal amount of the Junior Liabilities is $14,713,435, and accrued but unpaid interest thereon is $412,480.
Dated as of December 12, 2007.

THAYER EQUITY INVESTORS IV, L.P. By: TC Equity Partners IV, L.L.C., its general partner By: Thayer / Hidden Creek Partners, L.L.C., its managing member
By	/s/ Scott Rued
Its

REAFFIRMATION AND MODIFICATION OF MAINTENANCE AGREEMENT
     The undersigned, in its capacity as the “Investor” under that certain Maintenance Agreement dated on or about March 28, 2006 (the “Maintenance Agreement”) executed by the Investor in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association in its capacity as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”), for itself and the lending institutions from time to time party to the Financing Agreement (defined below), and acknowledged by SUNTRON CORPORATION, a Delaware corporation (“Suntron”), K*TEC OPERATING CORP., a Delaware corporation (“K*TEC”), SUNTRON GCO, L.P., a Texas limited partnership (“Suntron GCO”), EFTC OPERATING CORP., a Delaware corporation (“EFTC”), SUNTRON-IOWA, INC., a Delaware corporation (“Suntron-Iowa”), CURRENT ELECTRONICS, INC., an Oregon corporation (“Current”), RM ELECTRONICS, INC., a New Hampshire corporation (“RMEI”), SUNTRON–KANSAS, INC., a Delaware corporation (“Suntron-Kansas”; together with Suntron, K*TEC, Suntron GCO, EFTC, Suntron-Iowa, Current and RMEI, each a “Borrower” and collectively referred to herein as the “Borrowers”), hereby (a) acknowledges the execution by the Borrowers, the Agent and the Lenders of a certain First Amendment to Financing Agreement and Waiver dated as of December 12, 2007 (the “Amendment”), and (b) ratifies and reaffirms that, except as expressly set forth in the last sentence of this Reaffirmation, the Maintenance Agreement remains unmodified and in full force and effect after giving effect to the Amendment and is enforceable against the Investor in accordance with its terms. The undersigned agrees and acknowledges that the Amendment shall in no way impair or limit the rights of the Agent or any Lender under the Maintenance Agreement.
     In addition, the undersigned agrees and acknowledges that no Required Capital Contributions (as defined in the Maintenance Agreement) have been made as of the date of this Reaffirmation, and that Section 19 of the Maintenance Agreement is hereby restated in its entirety to read as follows:
          “19. [Intentionally Omitted].”
Dated as of December 12, 2007.

THAYER EQUITY INVESTORS IV, L.P. By: TC Equity Partners IV, L.L.C., its general partner By: Thayer / Hidden Creek Partners, L.L.C., its managing member
By	/s/ Scott Rued
Its